Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, each of the undersigned agree to the joint filing of the foregoing statement on this Schedule 13D (including any amendments thereto) on behalf of each of them with respect to the shares of common stock, par value $0.01 per share, of 1stdibs.com, Inc., a Delaware corporation.

DATE: November 21, 2025

RED APPLE GROUP, INC.

By:	/s/ John A. Catsimatidis Jr.
Name:	John A. Catsimatidis Jr.
Title:	President and Chief Operating Officer

UNITED ACQUISITION CORP.

By:	/s/ John A. Catsimatidis Jr.
Name:	John A. Catsimatidis Jr.
Title:	President and Chief Operating Officer

UNITED REFINING, INC.

By:	/s/ John A. Catsimatidis Jr.
Name:	John A. Catsimatidis Jr.
Title:	President and Chief Operating Officer

JOHN A. CATSIMATIDIS JR.

/s/ John A. Catsimatidis Jr.

JOHN A. CATSIMATIDIS

/s/ John A. Catsimatidis